EXHIBIT 10.7

Premium Product Development Agreement

This Premium Product Development Agreement (the “Agreement”) is made as of the 26th day of February, 2012 (the “Effective Date”), by and between Power Brands, a California Limited Liability Company (“Power Brands”) and Level 5 Beverage Company, Inc., a subsidiary of Minerco Resources, Inc., 20 Trafalgar Square, Suite 455, Nashua, NH 03063 (the “Client”).

RECITALS:

WHEREAS, Power Brands, by and through its officers, employees, agents, representatives and affiliates, has expertise in the area of non-alcoholic beverage product development, brand management, sales, marketing, distribution and other matters relating to the non-alcoholic beverage industry; and

WHEREAS, the Client desires to avail itself of the expertise of Power Brands in certain of the aforesaid areas.

NOW, THEREFORE, in consideration of and incorporating the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1.  APPOINTMENT

The Client herby appoints Power Brands to render the product development services described in section 2 hereof for the Term of this Agreement.

2.  SERVICES

Product development process includes but is not limited to the following:

Product(s): The Premium Product Development Package includes formulation and development of four (4) beverage products (four varieties).

Creative Brief: Meeting/conference call to determine and define brand identity including packaging design, recipes/formulas, target demographic etc.

Executive Consultation: Client will receive 2 hours of consultation in person, or via teleconference or videoconference, with a Power Brands executive to thoroughly review the Client’s project and answer Client questions regarding key product and category issues such as: branding, pricing/margin architecture, consumer trends, sales strategies, marketing strategies, retail channel development, manufacturing and logistics. Additional consultation will be billed ad hoc at a rate of $500/hour.

Label/Packaging Design: Power Brands will oversee the product label design process through its network of independent graphic designers. One graphic designer will be selected to take lead on the project. The design process may include sketches, sourcing art specific to the design, identifying font treatment or creating one, exploring layout options, creating tag lines and other text for label (Branding), nutritional tables and ingredients statements. The concept design process includes up to three (3) iterations of label design to complete the label, with each iteration based on Client feedback. Any design revisions after the third iteration will be negotiated between the Client and designer and is subject to incremental expense.

Layflat artwork: Once Client has approved the concept design, the graphic designer will create a layflat file suitable for printing which will include back and side panel elements such as a nutritional panel, ingredient list, UPC barcode (to be supplied by Client), and any sell (or “romance”) copy. The layflat artwork process includes two (2) iterations prior to finalization.

Clients planning on distributing the product outside of the U.S. are responsible for all language translation and regulatory labeling and packaging requirements and guidelines pertaining to the local market.

Formula Research & Development:

a.
An R&D brief (Form A-1) will be created by Power Brands based on the direction, recipes and samples received from Client. Power Brands in-house beverage formulation laboratory will begin recipe formulation work upon completion of the creative brief. Power Brands will work on this process in conjunction with several companies that specialize in ingredients and raw materials for beverage production. All companies that will assist Power Brands beverage scientists with any part of the formulation process will be supplied with base samples, recipes and a briefing by Power Brands. Usually between 1-3 rounds of samples are required to complete product development. Final formulas will be converted into bottling formulas for mass production.

b.
Each major component of the formulation is described in detail in Form A-1. Client has up to 5 business days upon receiving first round bench samples to modify any of these major components (i.e. flavors, colors, ingredients, etc.) Upon receipt of the first round bench samples, Client can request up to three (3) formulation revisions to adjust taste, ingredient levels, or other minor elements. If the Client is able to come in-house for formulation work, three formulation revisions will equal two four (4) hour in-house sessions. Any formulation revision after the third iteration or second four-hour in-house session is subject to incremental expense.

Packaging Material Sourcing: Power Brands will provide supplier information for bottles, caps, labels, cans, cartons and any other component that is used in the manufacturing process for this brand. Power Brands has extensive data bases for each component and will introduce Client to the recommended supplier for each component. Client has up to 30 days from creative brief process described above to finalize decision on packaging.

Contract Manufacturers: Power Brands will recommend manufacturer(s) who are capable of running the specifications of Client’s new product i.e. machines that are able to manage the chosen package style and have the correct processing equipment for the ingredients selected.

Business Plan: A comprehensive business plan that includes an executive summary, market analysis, basic marketing strategy, competitive analysis as well as a profit and loss analysis for a three year period. This plan includes enough information to explain the opportunity thoroughly to any interested investor and can also be used as a guideline for running the business. The Business Plan service also includes Power Brands participation in investor meetings and/or conference calls, Power Brands consultation on business strategy and capital raising activity, and up to three (3) revisions of the original draft.

No Legal Advice: Client hereby acknowledges that Power Brands will not provide Client with any legal advice in connection with this engagement or the product development services, and Client has been advised to seek, and Client is solely responsible for obtaining, appropriate legal counsel to advise Client with respect to any legal issues that may arise from time to time during the Term and the course of this engagement, including, without limitation, with respect to clearance, registration and protection of any intellectual property associated with products developed for the Client and any legal issues affecting or relating to Client’s business and operations (collectively, “Client’s Legal Issues”). Power Brands hereby disclaims any and all responsibility in connection with Client’s Legal Issues and Client expressly acknowledges and agrees that it will not seek to hold Power Brands responsible therefore.

3.  FEES

In consideration of performance of these services, Client agrees to pay Power Brands a fixed fee (the “Fee”) to be paid in installments in accordance with the schedule specified below. Power Brands acknowledges and agrees that the Fee includes all labor and materials and that Client will not be obligated to pay any additional charges for the services and deliverables described in Section 2 above.

Custom Beverage Formulation, Development & Business Plan:	$24,500

Consultation	-$500.00

–	$15,000 (Fifteen thousand) deposit, $7,500 due after 30 days, remaining $2,000 due upon project completion (final product approved and business plan approved)
–	Shipping: Clients are responsible for shipping fees associated with the delivery of product samples.
–	10% interest will be charged on late payments i.e. payment made more than 5 business days after due date.

4.  NON-SOLICITATION

Except with the express prior written consent of Power Brands, Client will not, during the Term and for one (1) year thereafter, solicit any employee of Power Brands to leave Power Brands’ employ, induce any consultant to sever the consultant’s relationship with Power Brands, or solicit business from any of Power Brands’ clients.

5. TERM; TERMINATION

This Agreement shall commence on the Effective Date and, subject to early termination as set forth below, shall remain in full force and effect until each party has fully performed all of its obligations under this Agreement (the “Term”).

This Agreement may be terminated by Client without cause upon thirty (30) days of prior written notice to Power Brands.

If either party materially defaults in the performance of its obligations under this Agreement and fails to cure such default within thirty (30) days after receiving written notice thereof, the non-defaulting party may immediately terminate this Agreement.

In the event Client terminates Power Brands’ services without cause within two (2) weeks after the Effective Date, Power Brands agrees to return 50% of Client’s deposit via check addressed to the contact information provided in Section 12.

By terminating this Agreement before paying Power Brands the entire Fee, Client deems Power Brands’ services to be of an unusable standard, and therefore, consistent with the terms of Section 7 below, Power Brands will retain ownership of any materials produced by Power Brands for Client in lieu of final payment.

6.  CONFIDENTIALITY

The parties hereby agree that the Non-Disclosure Agreement dated as of ____________, 2012 (“NDA”) entered into by and between the parties is incorporated herein by reference and shall continue in full force and effect throughout the Term of this Agreement and shall apply to all Information (as defined in the NDA) provided by Client to Power Brands for purposes of this Agreement.

7.  INTELLECTUAL PROPERTY

Client shall retain sole ownership of any and all ideas, concepts, plans, recipes, formulas, product or packaging designs, and other information and materials provided by Client to Power Brands for use by Power Brands in connection with this Agreement (collectively, “Client IP”). In addition, upon payment of the entire Fee to Power Brands, Client shall acquire full ownership rights to all product and packaging designs, business plans, and other materials produced by Power Brands in the performance of its obligations under this Agreement (collectively, “Power Brands IP”). Accordingly, effective as of the final payment of the Fee, Power Brands hereby assigns all of its right, title, and interest in and to the Power Brands IP to Client and agrees to execute and deliver all documents, and take all actions, as may be reasonably necessary to fully vest in Client the rights to the Power Brands IP. If Client does not pay the entire Fee, then Power Brands shall retain ownership of the Power Brands IP and Client shall have no rights in the Power Brands IP except to the extent that the Power Brands IP incorporates any Client IP. If Power Brands retains ownership of such Power Brands IP, the rights of Power Brands to use such Power Brands IP shall be subject to the rights of Client in any Client IP and Information (as defined in the NDA) that may be incorporated into the Power Brands IP, and nothing in this Agreement shall permit Power Brands to use or disclose any such Client IP or Information for any purpose. However, from time to time, Power Brands has other clients who have ideas, concepts, plans, recipes, formulas, product or packaging designs, and other information and materials similar to those contained in the Client IP (“Third Party Client IP”). Client acknowledges and agrees that Power Brands is free to use Third Party Client IP and to work on similar projects for other clients.

8.  INDEMNIFICATION

Client shall indemnify and hold Power Brands harmless from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses, including, without limitation, reasonable attorneys’ fees and costs of suit, arising out of or in connection with (i) Client’s business and the conduct of any advertising, marketing or sales in connection therewith; (ii) the negligent, illegal or intentional acts or omissions of Client or any of its agents, contractors, servants or employees, (iii) the Client IP or use or possession thereof, and/or (iv) the breach of any warranty or obligation of Client hereunder.

9. ASSIGNMENT

Neither party to this Agreement can assign its interest herein (other than to an affiliate or subsidiary) without the prior written consent of the other party, and the granting of such consent is at the sole discretion of the granting party.

10. CONFLICT OF INTEREST

Power Brands and Client will exercise reasonable care and diligence to prevent any actions or conditions which could result in a conflict with the other's best interest.

11. CHOICE OF LAW

This Agreement shall be governed and interpreted in accordance with the laws of the State of California.

12. NOTICES

All notices required or permitted to be delivered in connection with this Agreement shall be in writing and shall be delivered to the following addresses.

To Power Brands:

Power Brands Consulting, LLC
16501 Sherman Way, Suite 225
Van Nuys, CA 91406

Attention: Darin Ezra
                 Chief Executive Officer

Facsimile No.: (215) 243-8305

To Client :	_______________________________
_______________________________
_______________________________
Attention:	_______________________________

Facsimile No.:

13. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

POWER BRANDS PROVIDES ITS SERVICES PERFORMED HEREUNDER AND THE RESULTS AND PROCEEDS THEREOF "AS IS" AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT AND ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS WELL AS IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

IN NO EVENT SHALL POWER BRANDS OR ITS EMPLOYEES, OFFICERS AND/OR DIRECTORS BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, COSTS, EXPENSES, OR LOSSES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), WHETHER OR NOT CLIENT HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. CLIENT AGREES THAT POWER BRANDS, ITS EMPLOYEES, OFFICERS AND DIRECTORS, SHALL NOT BE LIABLE TO CLIENT FOR ANY ACTIONS, DAMAGES, CLAIMS, LIABILITIES, COSTS, EXPENSES, OR LOSSES IN ANY WAY ARISING OUT OF OR RELATING TO THE PERFORMANCE AND OR NONPERFORMANCE OF THIS AGREEMENT OR POWER BRANDS’ SERVICES HEREUNDER FOR AN AGGREGATE AMOUNT IN EXCESS OF FEES ACTUALLY PAID BY CLIENT TO POWER BRANDS FOR THE SERVICES PERFORMED IN ACCORDANCE WITH THIS AGREEMENT. NO TERMS OF THIS AGREEMENT SHALL BENEFIT OR CREATE ANY RIGHT OR CAUSE OF ACTION IN OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN CLIENT AND POWER BRANDS. THE PROVISIONS OF THIS PARAGRAPH SHALL APPLY REGARDLESS OF THE FORM OF ACTION, DAMAGE, CLAIM, LIABILITY, COST, EXPENSE, OR LOSS, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), OR OTHERWISE. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

14. STATUS AS INDEPENDENT CONTRACTOR

The parties to this Agreement are independent contractors, and no agency, partnership, joint venture, or employee-employer relationship is intended or created by this Agreement. Neither party shall have the power to obligate or bind the other party.

15. GENERAL PROVISIONS

a.
Modifications. No change or modification of this Agreement shall be valid and binding upon the parties hereto unless such change or modification is in writing and is signed by all of the parties hereto. No waiver of any term or condition of this Agreement shall be valid and binding unless such waiver is in writing and is signed by the party against whom it is sought to be enforced.

b.	Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties, their successors, and their permitted assigns.

c.
Entire Agreement. Each party to this Agreement acknowledges that this Agreement (together with the NDA) constitutes the entire agreement of the parties with regard to the subject matter addressed in this Agreement, that this Agreement supersedes all prior or contemporaneous agreements, discussions, or representations, whether oral or written, with respect to the subject matter of this Agreement, and that it should not rely on any promise, representation, inducement, or warranty other than those expressly set forth herein.

d.
Severability. In the event any provision of this Agreement is held to be unenforceable or invalid, such finding of unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement.

e.
Force Majeure. Power Brands shall be excused from performance hereunder to the extent that such performance is prevented, delayed, or obstructed by causes beyond its reasonable control, including, without limitation, acts of any federal, state, or local governmental authority; fires, floods, or other natural disasters; strikes or labor unrest; terrorism or acts of war; degradation of telecommunications service; severe weather conditions; or for any other matters that are beyond Power Brands’ control, whether or not otherwise foreseeable.

f.
Continuing Obligations. Each indemnity provided for herein shall survive the termination of this Agreement for any reason whatsoever and each covenant which provides for or permits performance hereunder after termination or by its nature requires performance after termination shall survive the termination of this Agreement.

g.
Arbitration. In the event of any dispute or controversy arising out of or in any way related to this Agreement, the matters referred to herein, or the services to be rendered by Consultant pursuant to this Agreement, or in any way relating to the claim of any third party against Consultant in connection with matters in any way arising out of this Agreement (each, a “Dispute”), such Dispute shall be settled exclusively by final and binding arbitration in Los Angeles, California in accordance with the then current rules of the American Arbitration Association (“AAA”). The parties agree that any and all Disputes that are submitted to arbitration in accordance with this Agreement shall be decided by one (1) neutral arbitrator who is a retired judge or attorney licensed to practice law in California who is experienced in complex commercial transactions. If the parties are unable to agree on an arbitrator, AAA shall designate the arbitrator. The parties will cooperate with AAA and with one another in selecting the arbitrator and in scheduling the arbitration proceedings in accordance with applicable AAA procedures. Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. By entering into this Agreement, the parties are waiving their constitutional right to have any Disputes decided in a court of law or before a jury and waive the right of appeal, and instead of relying on said rights, each party is solely and knowingly accepting the use of arbitration as a means of resolution of any Disputes. The prevailing party in such arbitration shall be awarded its costs and reasonable attorneys’ fees.

h.
No Prejudice Against Drafter. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm's length and that the final terms of this Agreement are the product of the parties' negotiations. Each of the parties has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and date first written above.

Client:

Sign:	/s/ John Powers

Name:	John Powers

Title:	President, Secretary and Treasurer (Principal Executive and Accountig Officer)

Date:	_______________________________

Power Brands Consulting, LLC

Sign:	/s/ Darin Ezra

Name:	Darin Ezra

Title:	_______________________________

Date:	_______________________________